Filed pursuant to Rule 424(b)(3)

File No. 333-278477 and 333-258155

APOLLO DEBT SOLUTIONS BDC

SUPPLEMENT NO. 8 DATED SEPTEMBER 24, 2024

TO THE PROSPECTUS DATED APRIL 2, 2024

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Apollo Debt Solutions BDC (the “Company”), dated April 2, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose that the Company entered into a fourth amendment to the Mallard Funding Secured Credit Facility.

Mallard Funding Secured Credit Facility

On September 19, 2024, Mallard Funding LLC (“Mallard Funding”), a wholly owned subsidiary of the Company entered into the Fourth Amendment (the “Fourth Mallard Funding Credit Facility Amendment”) to its Credit and Security Agreement (the “Mallard Funding Secured Credit Facility”), dated as of January 7, 2022, by and among Mallard Funding, as borrower, the Company, in its capacity as servicer and in its capacity as transferor, the lenders from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and The Bank of New York Mellon Trust Company, National Association, as collateral agent, collateral custodian and account bank.

The Fourth Mallard Funding Credit Facility Amendment amends the Mallard Funding Secured Credit Facility to, among other things, (i) extend the end of the revolving period to September 20, 2027, (ii) extend the maturity date to September 19, 2029 and (iii) modify the interest rate charged under the Mallard Funding Secured Credit Facility to (x) during the Reinvestment Period, 2.00% and (y) during the Amortization Period, 2.25%.

Terms used in the foregoing paragraphs have the meanings set forth in the Mallard Funding Secured Credit Facility and the Fourth Mallard Funding Credit Facility Amendment. The description above is only a summary of the material provisions of the Fourth Mallard Funding Credit Facility Amendment and does not purport to be complete and is qualified in its entirety by reference to the provisions in such Fourth Mallard Funding Credit Facility Amendment, which is attached as an exhibit to the registration statement of which this Prospectus is a part.